SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HERBALIFE LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Herbalife Ltd.

Annual General Meeting of Shareholders

Tuesday, April 24, 2018 at 8:30 a.m., Pacific Daylight Time, at:

800 W. Olympic Blvd., Suite 406

Los Angeles, CA 90015

EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (“Amendment No. 1”) is being filed to amend Herbalife Ltd.’s definitive proxy statement for its 2018 Annual General Meeting of Shareholders (“Proxy Statement”), which was filed with the Securities and Exchange Commission on March 13, 2018, to update Proposal 3: Approve the name change of the Company from “Herbalife Ltd.” to “Herbalife Nutrition Ltd.” (the “Proposal”) to clarify that the Proposal, if approved by shareholders, will be effective immediately after the shareholder vote on April 24, 2018. The Proxy Statement initially provided that the Proposal, if approved by shareholders, would be effective as of May 7, 2018. The Proposal is being amended and restated in its entirety, as set forth herein.

Except as specifically discussed above, this Amendment No. 1 does not otherwise modify or update any other disclosures presented in the Proxy Statement. In addition, this Amendment No. 1 does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

April 20, 2018

Important Notice Regarding the Availability of Proxy Materials for

the Annual General Meeting of Shareholders to be held on April 24, 2018:

This Amendment No. 1, the Proxy Statement and the 2017 Annual Report to Shareholders are available at: http://www.envisionreports.com/HLF

Proposal 3: Approve the name change of the Company from “Herbalife Ltd.” to “Herbalife Nutrition Ltd.”

In proposal 3, we are asking shareholders to pass the following resolution:

“Resolved, that, as a special resolution, the name of the Company is changed from “Herbalife Ltd.” to “Herbalife Nutrition Ltd.”

If this proposal is approved by the shareholders, the name change will be effective as of April 24, 2018. Subsequent to the name change, the Company will not change its trading symbol on the NYSE and the Common Shares will continue to trade on the NYSE.

The Board of Directors determined that it would be in the Company’s best interest to change the Company’s name to better align it with the Company’s principal business operations and to reinforce the Company’s purpose as a global nutrition company that focuses on weight management, targeted nutrition, and energy, sports and fitness products. The Board of Directors, together with management, believes that the proposed name change would allow the Company to better represent our business strategy to customers, business partners and the investment community.

Under the Articles and Cayman Islands Law, the affirmative vote of not less than 66.67% of the Common Shares present or represented by proxy and entitled to vote must approve a change to the Company’s name.

If the name change is approved by our shareholders, Article 1 of our Articles will be amended to read as follows:

“The name of the Company is Herbalife Nutrition Ltd.”

The change of name will not affect in any way the validity or transferability of share certificates outstanding at the time of the name change, our capital structure or the trading of the Common Shares on the NYSE.

Following the date of the Meeting, shareholders should continue to hold their existing share certificates regardless of whether the shareholders approve this proposal 3 to change the Company’s name, proposal 4 to amend and restate the Articles and/or proposal 5 to effect a two-for-one stock split of the Company’s Common Shares. Shareholders should not destroy any share certificates and should not deliver any share certificates to the transfer agent or take any other action with respect to their Common Shares solely as a result of this proposal, proposal 4 or proposal 5. If the name change is approved by shareholders at the Meeting, uncertificated shares currently held in direct registration accounts and any new share certificates that are issued after the name change becomes effective will bear the name “HERBALIFE NUTRITION LTD.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO CHANGE THE NAME OF THE COMPANY FROM “HERBALIFE LTD.” TO “HERBALIFE NUTRITION LTD.”